NATIONAL CAPITAL

A TRUSTED FINANCIAL RESOURCE

INTERIM TERM LEASE SCHEDULE

May 9, 2014

Miller Energy Resources, Inc. and all Affiliates and Subsidiaries

RE: AUTHORIZATION FOR PAYMENT TO SUPPLIER PRIOR TO THE AGREEMENT ACCEPTANCE DATE (the "FUNDING AGREEMENT")

Reference is made to that Master Equipment Lease Agreement dated May 9, 2014, by and between Miller Energy Resources, Inc. and all Affiliates and Subsidiaries, (each singularly and collectively referred to herein as "Lessee" and/or "Co-Lessees"), and First National Capital, LLC ("FNC"), as Lessor (the "Agreement"), and to Equipment Schedule No. 01 (the "Schedule") and all related supplementary documents (collectively the "Lease"). This Funding Agreement amends and supplements the Lease. Capitalized terms used in this Funding Agreement without definition shall have the meanings set forth in the Lease, unless the context hereof otherwise specifically requires. This Funding Agreement is entered into by the parties at the request of Lessee and as an accommodation by Lessor to Lessee. Lessee acknowledges and agrees that, in addition to each of the conditions set forth in the Agreement and the Schedule, the Initial Term Commencement Date shall be conditioned upon Lessor's receipt of the satisfactory Equipment Appraisal supporting an equipment value of not less than $3,250,000.00; and Lessor's securing satisfactory permanent financing prior to the Funding Expiration Date as defined below.

Lessee and FNC acknowledge that the Initial Term Commencement Date has not occurred under the Schedule and Lessee desires to lease the Equipment from FNC for the period from the date of payment to the Lessee by FNC referred to below to the earlier to occur of the Initial Term Commencement Date (as specified by FNC to Lessee in writing) and June 30, 2014 (the "Funding Expiration Date") (such period shall be referred to herein as the "Interim Term"). Upon execution and delivery hereof and execution and delivery to FNC of a bill of sale, satisfactory to FNC in form and substance, transferring to FNC all of Lessee's rights, title and interest in and to the Equipment free and clear of any liens except for the subordinated lien of Apollo Investment Corporation, as Administrative Agent, claims or encumbrances and written proof, satisfactory to FNC, of Lessee's ownership of and payment for the Equipment, FNC will pay to Lessee an amount equal to $2,500,000.00, provided, however, that if FNC has not received such bill of sale and proof of Lessee's ownership of and payment for the Equipment, FNC shall have no obligation to make such payment.

During the Interim Term, on the first day of each month commencing with June 1, 2014, Lessee will pay to FNC a rental fee of $79,957.50 per month. Upon execution of this document, in addition to the rental fee due on June 1, 2014, Lessee shall pay to FNC as interim rent for each day from the date hereof to May 31, 2014, $2,665.25 per day as daily rent. At all times during the Interim Term, Lessee shall maintain insurance in accordance with the terms and conditions of the Lease. Approval for all payments by FNC to Lessee under this Funding Agreement is subject to there being no deterioration in the credit worthiness of Lessee, as determined in the sole discretion of FNC. Lessee shall promptly provide FNC with all information relating to Lessee's financial condition, including without limitation, any updates thereto as requested by FNC.

If the Initial Term Commencement Date has not occurred on or before the Funding Expiration Date, or if FNC has determined that there has been a material adverse change in Lessee's credit worthiness in FNC's sole and absolute discretion, or if a Default occurs under the Lease, FNC, may pursue at its sole option, any of the following alternatives: (I) FNC may at its sole discretion extend the Funding Expiration Date; or (2) FNC may demand that Lessee pay to FNC an amount equal to that which FNC has paid to Lessee, plus all accrued and unpaid rental fees, taxes, late fees, out-of-pocket expenses and all other charges which are due and owing under the terms and conditions of the Lease and/or exercise any other right or remedy available to FNC under the Lease on the occurrence of a Default. Should FNC make a demand for payment as described in (2) above, Lessee hereby unconditionally agrees to reimburse said funds to FNC in full within fifteen (15) business days of said demand, and FNC, upon receipt of payment in full, shall release Lessee from further payment obligations under the Lease. Irrespective of this Funding Agreement, all other terms and conditions including all payment obligations by Lessee under the Lease shall remain in full force and effect without regard to the rental obligations of Lessee for the period of the Interim Term set forth herein. The rental fees provided for under this Funding Agreement do not apply to, or offset rentals due pursuant to the terms of the Lease from the Initial Term Commencement Date forward.

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First National Capital, LLC	Miller Energy Resources, Inc., and all Affiliates
and Subsidiaries

By: /s/ Keith Duggan	By: /s/ Scott M. Boruff
Name: Keith Duggan	Name: Scott M. Boruff
Title: Manager	Title: Chief Executive Officer